UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 08, 2025

QuantumScape Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39345	85-0796578
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1730 Technology Drive
San Jose, California		95110
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 408 452-2000

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	QS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

On July 8, 2025, QuantumScape Battery, Inc. (the “Company”), a wholly owned subsidiary of QuantumScape Corporation (“Parent”), and MLC V SC – Automation, LLC (the “Landlord”) entered into a Lease Termination Agreement (the “Termination Agreement”) to terminate the Company’s lease (the “Lease”) for certain premises outside of the Company’s headquarters, consisting of approximately 80,641 rentable square feet of space located in San Jose, California (the “Premises”), effective as of August 1, 2025 (the “Lease Termination Date”). The original term of the Lease commenced on November 1, 2021 and was to expire on September 30, 2032.

Pursuant to the Termination Agreement, the Company, and Parent as guarantor, will have no further obligations to the Landlord for the Premises following the Lease Termination Date, subject to the Company’s payment of a Lease termination fee of $1.1 million, a brokerage fee of $1.2 million, and the surrender of the Premises. This early termination of the Lease results in a smaller operational footprint consistent with the Company’s technology licensing focus, relieving the Company of approximately $18.7 million in future minimum payments under the Lease. The Company continues to lease other properties from an affiliate of the Landlord.

The foregoing is only a brief description of the material terms of the Termination Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Termination Agreement that will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QuantumScape Corporation

Date:	July 9, 2025	By:	/s/ Michael McCarthy
Name: Michael McCarthy Title: Chief Legal Officer and Head of Corporate Development